Exhibit 5.1

Dentons Bingham Greenebaum LLP 2700 Market Tower 10 West Market Street Indianapolis, IN 46204 United States dentons.com

April 1, 2022

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to First Merchants Corporation, an Indiana corporation (“First Merchants”), in connection with the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement (together with all exhibits thereto, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (a) up to [•] shares (the “Option Shares”) of common stock, no par value, of First Merchants (the “Common Stock”), issuable under the Level One Bancorp, Inc. 2007 Stock Option Plan (the “Plan”) which First Merchants assumed as of the date hereof pursuant to that certain Agreement and Plan of Merger with Level One Bancorp, Inc., dated November 4, 2021.

For purposes of the opinions contained herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary. As to any facts material to our opinion which we did not independently establish or verify, we have relied upon oral and written representations of officers and representatives of First Merchants and certificates of public officials and officers and representatives of First Merchants. In our examination, we have assumed with respect to all documents examined by us the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies. We also have assumed with respect to all documents examined by us which contained facsimile signatures that such signatures were the original signature of the party and have the same force and effect as an original signature.

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Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Option Shares have been duly authorized and, when issued by First Merchants in accordance with the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Indiana as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is limited to the matters expressly stated herein and no opinion is inferred or may be implied beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dentons Bingham Greenebaum LLP

DENTONS BINGHAM GREENEBAUM LLP

JEH/BCA

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